Exhibit 99.1

Excerpts from Preliminary Offering Memorandum dated August 10, 2015

Our Company

We are a consumer packaged goods holding company, operating in the center-of-the-store, refrigerated, active nutrition and private label food categories. In February 2012, we completed our legal separation via a tax free spin-off from Ralcorp and began trading on the New York Stock Exchange under the ticker symbol “POST.”

In 2012, we had a single operating segment, our Post Foods branded ready-to-eat cereal business. As a result of acquisitions, we now operate in four reportable segments: Post Consumer Brands, Michael Foods Group, Active Nutrition and Private Brands. The Post Consumer Brands segment includes the legacy Post Foods branded ready-to-eat cereal (“RTE”) operations, and the business of MOM Brands, which we acquired in May 2015. The Michael Foods Group segment is comprised of MFI Holding Corporation (which we refer to as Michael Foods), which we acquired in June 2014 and produces value-added egg products, refrigerated potato products and cheese and other dairy case products, as well as the business of Dakota Growers Pasta Company, Inc. (which we refer to as Dakota Growers), which we acquired in January 2014 and manufactures and distributes pasta. The Active Nutrition segment includes the businesses of Premier Nutrition Corporation (which we refer to as PNC), which we acquired in September 2013, Dymatize Enterprises, LLC (which we refer to as Dymatize), which we acquired in February 2014, as well as the PowerBar brand, which we acquired in October 2014. The Private Brands segment includes the businesses of Golden Boy Foods Ltd. (which we refer to as Golden Boy), which we acquired in February 2014 and produces private label peanut and other nut butters, as well as dried fruits and snacking nuts, Attune Foods, which produces premium natural and organic granola, cereals and snacks, and American Blanching, which we acquired in November 2014 and manufactures peanut butter for national brands, private label retail and industrial markets and provides peanut blanching, granulation and roasting services for the commercial peanut industry. For the fiscal year ended September 30, 2014, we generated net sales of $2,411.1 million, operating loss of $207.7 million, net loss of $343.2 million and Adjusted EBITDA of $344.5 million, and for the nine months ended June 30, 2015, we generated net sales of $3,338.4 million, operating profit of $171.9 million, net loss of $42.8 million and Adjusted EBITDA of $464.3 million.

Since 2012, we have expanded and established new platforms through acquisitions, transforming us from a slower-growth, single category business to a more diversified, multi-category business with more dynamic growth prospects. We also have worked to create a decentralized, adaptive business model, which provides us with more operational flexibility. Our acquisition strategy focuses on businesses with product offerings that can strengthen our current portfolio, enable us to expand into complementary categories, geographic regions or distribution channels or provide diversification of cash flows in similar channels. We aim to improve scale in our operations, thereby increasing marketing and distribution efficiencies, and enhance our presence with key retailers. We believe the consumer foods market will continue to provide opportunities for growth through acquisitions of complementary businesses, and we are currently considering several acquisition opportunities that, if completed, would significantly increase the size, scale and breadth of our businesses. There can be no assurance that we will continue to consider or pursue, or be successful in acquiring, any such businesses. One purpose of this financing is to provide us with the flexibility to raise capital to execute acquisitions. To the extent we do proceed with acquisitions in the near term, we may finance the purchase price with proceeds from additional secured and/or unsecured borrowings of indebtedness, and possibly additional equity issuances. While our activities to date have focused on acquisitions, we expect that future activities also could include divestitures of businesses or portfolio companies, under appropriate circumstances, to further our business strategies.

Our Businesses

Post Consumer Brands

Post Consumer Brands includes the legacy Post Foods and MOM Brands cereal businesses and manufactures, markets and sells branded and private label RTE cereal products. The RTE cereal category has been one of the most prominent categories in the food industry. According to Nielsen’s expanded All Outlets Combined (xAOC) information, the category was approximately $8.7 billion for the 52-week period ended July 25, 2015. We have leveraged the strength of our Post Foods brands, category expertise, and over a century of institutional knowledge to create a diverse portfolio of cereals. Founded in 1919, MOM Brands has over 95 years of experience in providing RTE and hot cereals, with a focus on the value segment of RTE cereal. On a combined basis, Post Consumer Brands is the third largest seller of RTE cereals in the United States with a 18.1% share of retail dollar sales and a 20.8% share of retail pound sales for the 52-week period ended July 25, 2015, based on Nielsen’s xAOC information. Nielsen’s xAOC is representative of food, drug and mass merchandisers (including Walmart), some club retailers (including Sam’s Club & BJs), some dollar retailers (including Dollar General, Family Dollar & Dollar Tree) and military. Our brands include Honey Bunches of Oats, the fourth largest brand of ready-to-eat cereal in the United States with a 4.6% xAOC dollar market share for the 52-week period ended July 25, 2015, as well as Pebbles, Great Grains, Grape-Nuts, Post Shredded Wheat, Oh’s, Honeycomb, Golden Crisp, Post Raisin Bran, Alpha-Bits, Shreddies, Malt-O-Meal, Farina, Dyno-Bites and MOM’s Best. These products are primarily manufactured through a flexible production platform at eight owned facilities.

Michael Foods Group

Through our Michael Foods Group segment, we produce and/or distribute egg products, refrigerated potato products, cheese and other dairy case products and pasta products. We sell egg products to the foodservice, retail and food ingredient markets, refrigerated potato products to the foodservice and retail grocery markets in North America and pasta through the private label, foodservice and ingredient channels. We also market a broad line of refrigerated grocery products to U.S. retail grocery outlets, including branded and private label cheese, bagels, butter, muffins and ethnic foods. Our major customers include foodservice distributors, restaurant chains and major retail grocery chains.

Egg Products. Our egg products business produces and distributes numerous egg products under the Better’n Eggs, All Whites, Papetti’s, Abbotsford Farms, Inovatech, Excelle, Emulsa, EasyEggs and Table Ready brands, among others. The principal value-added egg products are pasteurized, extended shelf-life liquid eggs, egg white-based egg products and hardcooked and precooked egg products. The business’ other egg products include frozen, liquid and dried products that are used as ingredients in other food products, as well as organic and cage-free egg products. We distribute our egg products to food processors and foodservice customers throughout North America, with limited international sales in the Far East, South America and Europe. The extended shelf-life liquid eggs (our largest selling product line) and other egg products are marketed to a wide variety of foodservice and food ingredient customers. We are also a supplier of egg white-based products sold in the U.S. retail and foodservice markets. Through this business, we operate ten egg products production facilities located in the United States and Canada, some of which are fully integrated, from the production and maintenance of laying flocks through the processing of egg products.

Refrigerated Potato Products. Our refrigerated potato products are produced and sold to both the foodservice and retail markets. Refrigerated potato products are marketed to foodservice customers under a variety of brands, including Simply Potatoes, Diner’s Choice and Farm Fresh, with the Simply Potatoes and Diner’s Choice brands being used for retail refrigerated potato products. The business’ products consist of shredded hash browns and diced, sliced, mashed and other specialty potato products. This business maintains a main processing facility in Minnesota, with a smaller facility located in Nevada.

Cheese and Other Dairy Case Products. Our cheese and other dairy-case products business markets a wide range of refrigerated grocery products directly to retailers and wholesale warehouses. The products are marketed principally under the Crystal Farms brand; other trademarks include Crescent Valley, Westfield Farms and David’s Deli. Our strategy in this business has been to offer quality branded products at a good value relative to national brands. Crystal Farms brand cheese is positioned in the “mid-tier” pricing category and is priced below national brands such as Kraft and Sargento and above store brands (private label). The refrigerated products, which consist principally of cheese, bagels, butter, muffins and ethnic foods, are supplied by various vendors to Michael Foods’ specifications. Through this business, we operate a cheese packaging facility in Lake Mills, Wisconsin, which processes and packages various cheese products for the Crystal Farms brand and for various private label customers. The business does not produce cheese. We use both company-owned and leased facilities as well as independent distributors. We sell products to a large number of retail stores, a majority of which are served via customers’ warehouses. We also maintain a fleet of refrigerated tractor-trailers to deliver products to our retail customers from nine distribution centers.

Pasta. Our pasta business, Dakota Growers, has vertically integrated durum wheat milling and pasta production capabilities and produces over 150 different shapes of pasta products at two manufacturing plants. This business is a leader in the approximately $2+ billion North American retail pasta market.

Private Brands

Our Private Brands segment manufactures and distributes organic and conventional private label peanut butter and other nut butters, baking nuts, raisins and other dried fruit, and trail mixes, with sales to grocery retailers, food ingredient and foodservice channels primarily in the United States and Canada. We also co-manufacture peanut butter and other nut butters for national brands, private label retail and industrial markets. Our Private Brands business also provides peanut blanching, granulation and roasting services for the commercial peanut industry.

Our Private Brands segment also includes the business of Attune Foods. Through this business we manufacture and market branded premium natural and organic cereals and snacks, including Uncle Sam high fiber cereals, Attune chocolate probiotic bars and Erewhon gluten-free cereals and organic graham crackers. Attune Foods also includes the Golden Temple,

Peace Cereal, Sweet Home Farm and Willamette Valley Granola Company brands as well as a private label granola business. Attune Foods’ products are largely sold through the natural/specialty channels, as well as in the bulk foods section of both conventional and natural/specialty retailers. Our manufacturing facility in Eugene, Oregon provides us the ability to manufacture a wide variety of product and package formats. Additionally, some products are also manufactured under co-manufacturing agreements at various third party facilities located in the United States.

Active Nutrition

Our Active Nutrition segment markets and distributes premium protein beverages and bars under the Premier Protein brand, protein powders and bars under the Dymatize and Supreme Protein brands, and ready-to-drink beverages and other liquid-based solutions under the Joint Juice brand. The PowerBar branded products consist of premium bars, powders and gels sold in the United States and international markets. The Dymatize products are primarily manufactured at a facility we own, and our Premier Protein and Joint Juice products are manufactured under co-manufacturing agreements at various third party facilities located in the United States. The PowerBar products are primarily manufactured under co-manufacturing agreements at various third party facilities. Our active nutrition products are primarily sold in grocery, drug, specialty, online and club stores.

Summary Historical Financial Information

The following tables set forth certain summary historical condensed consolidated financial data for Post for each of the fiscal years in the three-year period ended September 30, 2014 and for the nine months ended June 30, 2015 and 2014. The summary historical financial data set forth below should be read in conjunction with: (i) the sections entitled “Use of Proceeds” and “Capitalization,” each of which are contained elsewhere in this offering memorandum, (ii) our audited consolidated financial statements and the notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this offering memorandum, and (iii) our unaudited condensed consolidated financial statements and the notes thereto, and our “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the SEC and incorporated by reference in this offering memorandum.

The summary historical condensed consolidated financial data for each of the fiscal years in the three-year period ended September 30, 2014 have been derived from Post’s audited consolidated financial statements. The summary unaudited historical condensed consolidated financial data for Post for the nine months ended June 30, 2015 and 2014 have been derived from Post’s unaudited condensed consolidated financial statements, and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods are not necessarily indicative of the results for the full fiscal year.

The summary unaudited historical consolidated financial data for the twelve months ended June 30, 2015 were calculated by subtracting the summary historical consolidated financial information for Post for the nine months ended June 30, 2014 from the summary historical consolidated financial information for Post for the fiscal year ended September 30, 2014, and then adding the summary historical consolidated financial information for Post for the nine months ended June 30, 2015.

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
	2012	2013	2014	2014	2015	2015
Statements of Operations Data:
Net sales	$958.9	$1,034.1	$2,411.1	$1,368.0	$3,338.4	$4,381.5
Cost of goods sold(1)	(530.0)	(609.2)	(1,789.9)	(975.5)	(2,497.3)	(3,311.7)

Gross profit	428.9	424.9	621.2	392.5	841.1	1,069.8
Selling, general and administrative expenses(2)	(274.0)	(294.3)	(444.4)	(306.5)	(521.2)	(659.1)
Amortization of intangible assets	(12.6)	(14.6)	(70.8)	(38.8)	(103.9)	(135.9)
Loss on foreign currency	(0.5)	(0.1)	(14.0)	(12.9)	(2.9)	(4.0)
Impairment of goodwill and other intangible assets(3)	—	(2.9)	(295.6)	—	—	(295.6)
Restructuring expense(4)	—	(3.8)	(1.1)	(0.9)	(12.8)	(13.0)
Other operating expenses, net	(2.7)	(1.4)	(3.0)	(0.5)	(28.4)	(30.9)

Operating profit (loss)	139.1	107.8	(207.7)	32.9	171.9	(68.7)
Interest expense(5)	(60.3)	(85.5)	(183.7)	(123.3)	(184.9)	(245.3)
Other income (expense)	1.6	—	(35.5)	(6.8)	(41.5)	(70.2)

Earnings (loss) before income taxes	80.4	22.3	(426.9)	(97.2)	(54.5)	(384.2)
Income tax (provision) benefit	(30.5)	(7.1)	83.7	41.4	11.7	54.0

Net earnings (loss)	49.9	15.2	(343.2)	(55.8)	(42.8)	(330.2)
Preferred stock dividends	—	(5.4)	(15.4)	(11.1)	(12.7)	(17.0)

Net earnings (loss) available to common stockholders	$49.9	$9.8	$(358.6)	$(66.9)	$(55.5)	$(347.2)

Earnings (loss) per Share:
Basic	$1.45	$0.30	$(9.03)	$(1.84)	$(1.02)
Diluted	1.45	0.30	(9.03)	(1.84)	(1.02)
Weighted-Average Common Shares Outstanding:
Basic	34.3	32.7	39.7	36.3	54.4
Diluted	34.5	33.0	39.7	36.3	54.4
Statements of Cash Flow Data:
Depreciation and amortization	$63.2	$76.8	$155.8	$93.9	$196.7	$258.6
Cash provided by (used in):
Operating activities	144.0	119.2	183.1	74.5	261.7	370.3
Investing activities	(30.9)	(423.8)	(3,793.6)	(3,587.6)	(1,238.7)	(1,444.7)

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
	2012	2013	2014	2014	2015	2015
Financing activities	(57.1)	648.8	3,484.2	3,495.3	984.2	973.1
Other Financial Data:
Cash paid or advanced for business acquisitions, net of cash acquired(6)	$—	$352.9	$3,639.1	$3,543.7	$1,240.4	$1,335.8
Capital expenditures	30.9	32.8	115.5	78.7	74.3	111.1
EBITDA(7)	202.3	184.6	(51.9)	126.8	368.6	189.9
Adjusted EBITDA(8)	214.6	216.7	344.5	207.2	464.3	601.6
Pro Forma Adjusted EBITDA(9)						703.7
Net Debt (as adjusted), as of the last day of the period(10)						$3,962.4
Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA(11)						5.6X

	September 30,		June 30,
	2013	2014	2015
Balance Sheet Data:
Cash and cash equivalents	$402.0	$268.4	$274.3
Working capital, excluding cash and cash equivalents, restricted cash and current portion of long-term debt	82.0	371.5	430.8
Total assets	3,473.8	7,731.1	8,859.7
Long-term debt, including current portion(12)	1,408.6	3,856.1	4,528.0
Other non-current liabilities	116.3	182.4	237.7
Total equity	1,498.6	2,283.2	2,669.0

(1)	In the nine months ended June 30, 2015 and 2014 and the years ended September 30, 2014, 2013 and 2012, Post incurred an unrealized net pretax gain (loss) of $11.1 million, $(0.5) million, $(9.8) million, $(0.9) million and $(0.3) million, respectively, on economic hedges which did not meet the criteria for cash flow hedge accounting. For more information, see Note 12 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and Note 11 of “Notes to Condensed Consolidated Financial Statements (Unaudited)” in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this offering memorandum.
(2)	In the nine months ended June 30, 2015 and 2014 and the years ended September 30, 2014, 2013, and 2012, Post incurred $0.6 million, $0.6 million, $2.6 million, $8.9 million and $12.5 million, respectively, of costs reported in selling, general and administrative expense related to the separation of Post from Ralcorp and Post’s transition into a separate stand-alone entity. For more information, see Note 20 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this offering memorandum.
(3)	For information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 6 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this offering memorandum.
(4)	Represents certain plant closure related expenses associated with the closures of the Modesto, California facility as part of a cost savings and capacity rationalization effort, the Boise, Idaho manufacturing facility as part of a cost savings effort, and the Parsippany, New Jersey office as part of a cost savings effort. The transfer of production capabilities and closure of the Modesto, California facility was completed in September 2014. Production at the Boise, Idaho facility ceased in June 2015, and production of the PowerBar products was transferred to third party facilities under co-manufacturing agreements. The Parsippany, New Jersey office closure is expected to be completed by May 2016. See Note 4 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, contained in our first Current Report on Form 8-K filed on May 11, 2015, for the fiscal year ended September 30, 2014 and Note 3 of “Notes to Condensed Consolidated Financial Statements (Unaudited)” in Post’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, each as filed with the SEC and incorporated by reference in this offering memorandum, for further discussion of restructuring expenses.
(5)

For periods prior to Post’s separation from Ralcorp on February 3, 2012, interest expense represents intercompany interest expense related to debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition of Post and other intercompany notes. As part of the separation transaction, Post settled all intercompany debt with Ralcorp. At the time of the separation and thereafter, Post has incurred new indebtedness with a book value as of June 30, 2015 totaling $4,528.0 million. See Note 14 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015, and Note 14 in “Notes to Condensed Consolidated Financial Statements (Unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this offering memorandum, for further discussion of long-term debt.
(6)	In December 2012, Post completed its acquisition of the assets of Attune Foods, Inc. In May 2013, Post completed its acquisition of certain assets of the Hearthside Food Solutions private label and branded cereal granola and snacks businesses. In September 2013, Post completed its acquisition of PNC. In January 2014, Post completed the acquisition of Dakota Growers. In February 2014, Post completed its acquisitions of Golden Boy and Dymatize, and in June 2014, Post completed its acquisition of Michael Foods. In July 2014, Post advanced funds for the acquisition of the PowerBar and Musashi branded premium bars, powders and gel products from Nestlé S.A., which acquisition was completed on October 1, 2014, and in November 2014, Post completed its acquisition of American Blanching. In May 2015, Post completed its acquisition of MOM Brands. The amount included in cash paid or advanced for business acquisitions, net of cash acquired reflects the cash consideration paid or advanced for these businesses less any cash acquired in the transactions. See Note 5 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, contained in our first Current Report filed on Form 8-K on May 11, 2015, for the fiscal year ended September 30, 2014, and Note 4 in “Notes to Condensed Consolidated Financial Statements (Unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this offering memorandum, for further discussion of business combinations.
(7)	As used herein, “EBITDA” represents operating profit plus depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We believe issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA (which, as derived from operating profit, has not been reduced by interest expense, other non-operating expenses or provision for taxes), is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up. Depreciation and amortization are non-cash charges.

The indentures governing our senior notes use EBITDA (with additional adjustments similar to those discussed in note (8) below regarding our calculation of “Adjusted EBITDA”) to measure our compliance with covenants such as interest coverage and leverage. Our management also believes EBITDA is an acceptable indicator of our ability to incur and service debt and make capital expenditures. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.

EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative benchmark measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

The following table reconciles EBITDA to operating profit for the periods indicated:

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2012	2013	2014	2014	2015	2015
Operating profit (loss)	$139.1	$107.8	$(207.7)	$32.9	$171.9	$(68.7)
Depreciation and amortization	63.2	76.8	155.8	93.9	196.7	258.6

EBITDA	$202.3	$184.6	$(51.9)	$126.8	$368.6	$189.9

(8)	We present Adjusted EBITDA as a further supplemental measure of our operating performance and ability to service debt. We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that are non-cash items, unusual items which we do not expect to recur or continue at the same level or other items which we do not believe to be reflective of our ongoing operating performance. We have also included in our preparation of Adjusted EBITDA an adjustment for additional costs we estimated we would have incurred if we would have been a stand-alone company during the periods prior to our separation from Ralcorp. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA, including the fact that we may calculate Adjusted EBITDA differently than other companies in our industry. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles EBITDA to Adjusted EBITDA for the periods indicated:

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2012	2013	2014	2014	2015	2015
EBITDA	$202.3	$184.6	$(51.9)	$126.8	$368.6	$189.9
Stock compensation(a)	4.5	10.5	14.5	11.0	20.2	23.7
Retention and severance costs(b)	0.9	—	—	—	—	—
Intangible asset impairment(c)	—	2.9	295.6	—	—	295.6
Impact of mark-to-market accounting for economic hedges(d)	0.3	0.9	9.8	0.5	(11.1)	(1.8)
Losses on hedge of purchase price of acquisitions(e)	—	—	13.1	13.1	—	—
Intercompany servicing fees(f)	(0.8)	—	—	—	—	—
Separation costs(g)	12.5	8.9	2.6	0.6	0.6	2.6
Inventory revaluation adjustment on acquired businesses(h)	—	1.4	26.1	25.0	20.2	21.3
Public company costs(i)	(5.1)	—	—	—	—	—
Restructuring and plant closure costs(j)	—	4.8	5.6	3.8	15.3	17.1
Acquisition and divestiture related transaction costs(k)	—	2.7	27.7	26.3	12.1	13.5
Integration costs(l)	—	—	5.3	4.2	9.3	10.4
Legal settlement(m)	—	—	(2.0)	(2.0)	—	—
Loss on assets held for sale(n)	—	—	5.4	—	27.4	32.8
Gain on change in fair value of acquisition earn-out(o)	—	—	(4.7)	(2.1)	(0.7)	(3.3)
Gain from insurance proceeds(p)	—	—	(3.4)	—	(1.0)	(4.4)
Foreign currency loss on intercompany loans(q)	—	—	0.8	—	3.6	4.4
Purchase price adjustment(r)	—	—	—	—	(0.2)	(0.2)

Adjusted EBITDA	$214.6	$216.7	$344.5	$207.2	$464.3	$601.6

(a)	Represents non-cash expenses related to stock-based compensation.
(b)	Represents non-recurring retention expense for certain Post employees to ensure continuity during the transition/separation of Post from Ralcorp. Also includes severance for job eliminations triggered by the spin-off from Ralcorp.
(c)

For the fiscal year ended September 30, 2013, represents a non-cash expense for the impairment of certain trademark intangible assets. For the fiscal year ended September 30, 2014, represents a non-cash expense for the impairment of goodwill and certain trademark intangible assets resulting from a decline within the branded ready-to-eat cereal category and reduced near-term profitability related to supply chain disruptions and incremental remediation expenses at Dymatize. For more information about these expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and Notes 2 and 6 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and incorporated by reference in this offering memorandum.
(d)	Represents a non-cash expense for mark-to-market adjustments on economic hedges. For more information, see Note 12 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and Note 11 in “Notes to Condensed Consolidated Financial Statements (unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this offering memorandum.
(e)	On December 7, 2013, Post entered into a share purchase agreement to acquire Golden Boy Foods Ltd. for a purchase price of 320 million Canadian dollars. From that date through January 31, 2014, Post began to accumulate Canadian dollars in preparation for closing the transaction on February 1, 2014. In addition, Post entered into a financial instrument as an economic hedge against fluctuations in the foreign currency exchange rate of the Canadian dollar against the U.S. dollar. In aggregate, Post incurred a loss of $13.1 million during the year ended September 30, 2014 on the Canadian dollars accumulated and the economic hedge.
(f)	Represents intercompany servicing fees from an accounts receivable securitization program that did not continue after Post’s separation from Ralcorp.
(g)	Represents certain expenses incurred to effect the separation of Post from Ralcorp and to support Post’s transition into a separate stand-alone entity.
(h)	Represents the profit impact of inventory basis step-up related to business combinations.
(i)	Represents additional costs we estimate we would have incurred had we been a stand-alone company for the duration of the periods presented, consisting primarily of executive office costs, incremental costs to perform core corporate support functions, independent board of director fees and costs and external and internal audit costs.
(j)	Represents certain plant closure related expenses associated with the closures of the Modesto, California facility as part of a cost savings and capacity rationalization effort, the Boise, Idaho manufacturing facility as part of a cost savings effort, and the Parsippany, New Jersey office as part of a cost savings effort. The transfer of production capabilities and closure of the Modesto, California facility was completed in September 2014. Production at the Boise, Idaho facility ceased in June 2015, and production of the PowerBar products was transferred to third party facilities under co-manufacturing agreements. The Parisppany, New Jersey office closure is expected to be completed by May 2016.
(k)	Represents expenses related to professional service fees and other related costs associated with the signed and closed business combinations and business divestitures.
(l)	Represents costs incurred to integrate acquired or to be acquired businesses.
(m)	Represents cash received to settle a legal matter.
(n)	Represents non-cash impairment losses recorded to adjust the carrying value of fixed assets and businesses classified as held for sale. For more information, see Note 2 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements for the fiscal year ended September 30, 2014 contained in our first Current Report on Form 8-K filed with the SEC on May 11, 2015 and Note 1 in “Notes to Condensed Consolidated Financial Statements (unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this offering memorandum.
(o)	Represents non-cash gains recorded to adjust the carrying value of the contingent earn-out payment related to the Dymatize acquisition. For more information, see Note 5 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our first Current Report filed on Form 8-K on May 11, 2015 for the fiscal year ended September 30, 2014 and Note 4 in “Notes to Condensed Consolidated Financial Statements (unaudited)” contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each as filed with the SEC and incorporated by reference in this offering memorandum.
(p)	Represents insurance proceeds received in excess of the carrying value of damaged assets.
(q)	Represents non-cash foreign currency losses on intercompany loans denominated in currencies other than the functional currency of the respective legal entity.
(r)	Represents an adjustment to the purchase price of an acquisition in excess of one year beyond the acquisition date.

(9)	We present Pro Forma Adjusted EBITDA as a further supplemental measure of our operating performance and ability to service debt. We prepare Pro Forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to recent acquisitions as if those acquisitions had occurred on July 1, 2014, as follows:

•	Our acquisition of American Blanching was completed effective November 1, 2014. Our financial results for the 12 month period ended June 30, 2015 includes eight months of financial results attributable to American Blanching. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended June 30, 2015 include management’s estimate of the pre-acquisition Adjusted EBITDA of American Blanching for the period from July 1, 2014 through October 31, 2014 and include adjustments to remove sponsor management fees and transaction costs.

•	Our acquisition of MOM Brands was completed on May 4, 2015. Our results for the 12 month period ended June 30, 2015 includes two months of financial results attributable to MOM Brands. The adjustments to Pro Forma Adjusted EBITDA for the 12 month period ended June 30, 2015 include management’s estimate of the pre-acquisition Adjusted EBITDA of MOM Brands for the period from June 29, 2014 through May 3, 2015 and include adjustments to remove restructuring expenses, transaction costs, consulting fees and board/shareholder expenses. In connection with the acquisition of MOM Brands, we expect to recognize approximately $50.0 million in run-rate cost synergies by the second full fiscal year following the closing of the acquisition resulting from infrastructure optimization and rationalization, shared administrative services, and improved leverage within the combined sales force. We estimate that the one-time costs incurred to achieve these expected synergies will be between $70.0 million and $80.0 million. This $50.0 million of projected cost savings is not included in Pro Forma Adjusted EBITDA. Although we currently expect to receive at least a $50.0 million benefit, there can be no assurance that we will realize the anticipated synergies.

Management’s estimate of the pre-acquisition Adjusted EBITDA of American Blanching and MOM Brands, and the other financial data presented in this offering memorandum for each such business, are based on the financial statements that were prepared by their respective prior management and do not include any contributions from synergies or cost savings that our management expects to achieve in the future. These financial statements have not been audited or reviewed by our independent registered public accounting firm or any other accounting firm. Investors should be aware that Adjusted EBITDA for all of the acquired entities, may not be entirely comparable to our measure of Adjusted EBITDA. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Pro Forma Adjusted EBITDA and the related ratios are presented for information purposes only and do not purport to represent what our actual financial position or results or operations would have been if the acquisitions had been completed as of an earlier date or that may be achieved in the future. Pro Forma Adjusted EBITDA does not include any pre-acquisition contribution from, or otherwise adjust for, our acquisition of the PowerBar and Musashi branded premium bars, powders and gel products business of Nestlé S.A., which was completed on October 1, 2014.

The following table reconciles Adjusted EBITDA to Pro Forma Adjusted EBITDA for the period indicated:

(in millions)	Twelve Months Ended June 30, 2015
Adjusted EBITDA	$601.6
American Blanching Adjusted EBITDA(a)	6.3
MOM Brands Adjusted EBITDA(b)	95.8

Pro Forma Adjusted EBITDA	$703.7

(a)	Adjustment gives effect to the acquisition of American Blanching, which was consummated effective November 1, 2014, as if such acquisition had occurred on July 1, 2014, by including management’s estimate of the Adjusted EBITDA of American Blanching for the period from July 1, 2014 through October 31, 2014, including adjustments to remove sponsor management fees and transaction costs. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future. The following is a reconciliation of earnings before income taxes to Adjusted EBITDA for American Blanching (amounts in millions):

July 1, 2014 to October 31, 2014
Earnings before income taxes	$4.6
Depreciation and amortization	1.0
Interest expense, net	0.2
Sponsor Management and Fees	0.1
Transaction costs	0.4

Adjusted EBITDA	$6.3

(b)	Adjustment gives effect to the acquisition of MOM Brands, which was consummated effective May 4, 2015, as if such acquisition had occurred on July 1, 2014, by including management’s estimate of the Adjusted EBITDA of MOM Brands for the period from June 29, 2014 through May 3, 2015, including adjustments to remove restructuring expenses, transaction costs, consulting fees and board/shareholder expenses. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future. The following is a reconciliation of earnings before income taxes to Adjusted EBITDA for MOM Brands (amounts in millions):

June 29, 2014 to May 3, 2015
Earnings before income taxes	$(7.2)
Depreciation and amortization	47.6
Interest expense	7.0
Restructuring expenses	13.3
Transaction costs	34.4
Board/shareholder expenses	0.7

Adjusted EBITDA	$95.8

(10)	We present Net Debt (as adjusted) as a further supplemental measure of financial position. Net Debt (as adjusted) is defined as (a) the aggregate principal amount of our long term debt of $4,489.9 million less (b) cash and cash equivalents of $527.5 million, in each case after giving effect to the issuance of the notes offered hereby, our concurrent common stock offering and the use of proceeds of this offering and our concurrent common stock offering to repay a portion of our secured term loan outstanding under our credit agreement, as if this offering, our concurrent common stock offering and the use of proceeds described above had occurred on June 30, 2015 and, in the case of cash and cash equivalents, also giving effect to estimated expenses with respect to such transactions. The estimated amount of net proceeds from our concurrent common stock offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, is assumed to be approximately $265.4 million.
(11)	We present Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA as a further supplemental measure of financial position. Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA represents the ratio of our Net Debt (as adjusted) as of June 30, 2015 (calculated as described above in footnote (10)) to our Pro Forma Adjusted EBITDA for the 12 months ended June 30, 2015 (calculated as described in footnote (9)).
(12)	Includes unamortized premiums, net of unamortized discounts of $38.1 million at June 30, 2015, $45.2 million at September 30, 2014 and $33.6 million at September 30, 2013.